UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC CHARLES ELSON JONATHAN LITT
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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Land & Buildings’ slate of highly-qualified director nominees to the Board of Directors of Taubman Centers, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 1, 2017, Land & Buildings issued a presentation titled “Addressing Abysmal Corporate Governance and Chronic Underperformance at Taubman Centers,” a copy of which is attached hereto as exhibit 99.1 and is incorporated herein by reference.

Item 2: On May 1, 2017, Land & Buildings issued the following press release:

Land and Buildings Issues Detailed Presentation Outlining Need for a Refreshed Board at Taubman Centers, Inc.

- Highlights the Need for Change at Taubman and Path to Unlock Value by Electing Two New Board Members and Instilling Accountability –

- Believes Shareholders Should be Outraged at the Company’s Chronic Underperformance and the Taubman Family’s Efforts at Entrenchment, Including the Use of Dual-Class Share Structure –

- Now is the Time for Shareholders to Make Their Voices Heard and Place Taubman Back on the Course of Value Creation –

- Land and Buildings’ Director Nominees Charles Elson and Jonathan Litt Will Host a Conference Call Today at 10AM Eastern –

- Urges Shareholders to Vote for Land and Buildings’ Highly-Qualified Nominees on the GOLD Proxy Card Today –

Stamford, CT, May 1, 2017 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land and Buildings") announced today that it has issued a detailed presentation regarding Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) outlining the case for change at Taubman and the poor performance of the Company. Please visit www.SaveTaubman.com for the complete presentation and additional details regarding the solicitation.

“It is time for shareholders’ voices to be heard, for accountability to be introduced in the Taubman Centers boardroom, and for a clear message to be sent to the Taubman family that shareholders will no longer tolerate abysmal corporate governance, misguided operations, lavish developments and inferior total returns,” said Land and Buildings Founder and Chief Investment Officer, Jonathan Litt. “Taubman continues to deliver suboptimal value for shareholders with 57% stock underperformance versus Class A Mall Peers over the last five years. We believe our two independent and highly-qualified director nominees, Charles Elson and myself, will bring the fresh perspectives and objectivity that we believe is currently lacking on the Board and can help reverse this trend of value destruction.”

The presentation titled “Addressing Abysmal Corporate Governance and Chronic Underperformance at Taubman Centers” outlines what is wrong with Taubman and why Land and Buildings believes shareholders deserve a Board refreshment:

•	57% stock price underperformance compared to Class A Mall Peers over the last five years under the leadership of Chairman and CEO Bobby Taubman.[1]
•	Taubman Family’s use of “Killer B” dual class share structure to gain near absolute control has thwarted shareholder efforts to effect change at the Company.
•	Abysmal corporate governance with classified, clubby and over-tenured Board that has repeatedly ignored shareholder voices.
•	Questionable Independence of Board Members given cobweb of interconnections, including Myron Ullman’s ties to the Taubman Family and recent appointment as Lead Director without having ever been elected by shareholders.
•	Loss of $1.7 billion in value creation opportunity due to glaring operational deficiencies and prioritizing grand developments over low hanging fruit within the Company’s existing portfolio where EBITDA margins have lagged Class A Mall Peers by 770 bps over the past five years.[2]
•	Destruction of $1 billion in value in the past five years due to four ill-conceived developments that have demonstrated a pattern of undisciplined capital allocation.[3]

Land and Buildings believes that Taubman has the potential of 65% upside to net asset value (NAV).4 A refreshed Board can help correct the course of Taubman and drive strong shareholder value creation through modernized corporate governance, enhanced operations and disciplined capital allocation. It is time for shareholder voices to be heard that the status quo is no longer tolerable by electing two highly –qualified directors – Charles Elson and Jonathan Litt – to the Taubman Board at the Company’s upcoming 2017 Annual Meeting of Shareholders.

Land and Buildings’ Taubman Centers director nominees, Charles Elson and Jonathan Litt, will be hosting a conference call today at 10AM Eastern to discuss the presentation released today.

PARTICIPANT ACCESS INFORMATION

Domestic: 800 708 3128

International: +1 303 223 2682

Please email questions and comments to SaveTaubman@landandbuildings.com.

It is Time for Change and Accountability.

Vote the GOLD Proxy Card Today!

###

About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy

212-493-6952

emccarthy@dfking.com

1 References to Class A Mall Peers is the peer group defined by Land and Buildings as Taubman’s high quality mall peers GGP, Inc. (NYSE: GGP), The Macerich Company (NYSE: MAC) and Simon Property Group Inc. (NYSE: SPG), which are the only U.S. publicly traded regional mall companies (in addition to Taubman) that primarily own class A, high sales productivity, enclosed regional malls (collectively, “Class A Mall Peers”).

2 Figures reflect pro rata ownership of assets; Land and Buildings’ estimates used where the Company does not disclose each metric. For each of Taubman and the Class A Mall Peers, Land and Buildings identified what it believes to be the most comparable figures to arrive at such company’s share of income statement figures, including consolidated figures as well as estimated percentages of unconsolidated figures, to match each respective company’s ownership percentage of its assets. Land & Buildings’ analysis is subject to the following limitations: (i) each company does not disclose operating results using the same line items, (ii) company disclosure of unconsolidated assets varies by company and (iii) not all companies provide pro rata EBITDA, in which case Land and Buildings has estimated such figures. Please refer to Appendix A of Land and Buildings’ definitive proxy statement filed with the SEC on April 18, 2017, which further describes Land and Buildings’ EBITDA calculations and estimates. Approximately $1.7 billion of value creation opportunity missed based on applying the rate Land and Buildings applied in its valuation analysis to the amount of incremental income that the Company would generate if it were to generate EBITDA margins consistent with Class A Mall Peers over the past five years.

3 Approximately $1 billion of losses based on Land and Buildings’ estimates for four projects over the past 5 years as detailed in its presentation.

4 Land and Buildings, based on its more than 25 years of real estate experience and extensive knowledge of real estate valuations, applied estimated private market valuation cap rates to Taubman’s reported operating results utilizing a net asset value framework to arrive at estimated net asset value and potential value creation from margin expansion. The valuations referenced herein are estimates and, therefore, there can be no assurance that such estimates are reflective of actual realizable value. Land and Buildings believes its nominees will work rigorously to help put the Company on the right path towards shareholder value creation, however, if elected at the Annual Meeting its nominees will constitute a minority of the Board and there can be no guarantee that they will be able to implement the actions that they believe are necessary to maximize shareholder value, including those outlined in Land and Buildings’ presentation.

Item 3: On May 1, 2017, Land & Buildings held a conference call with the Company’s shareholders. A copy of the conference call transcript is attached hereto as exhibit 99.2 and is incorporated herein by reference.

Item 4: Land & Buildings posted the following materials to www.savetaubman.com:

SAVE TAUBMAN
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Shareholder Presentation

Taubman
Addressing Abysmal Corporate Governance and Chronic Underperformance at Taubman Centers
May 2017
LAND and BUILDINGS
www.SaveTaubman.com

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